Exhibit 99
Piper Jaffray Companies, 800 Nicollet Mall, Minneapolis, MN 55402-7020

C O N T A C T
Jennifer A. Olson-Goude	Rob Litt
Investor Relations	Media Relations
Tel: 612-303-6277	Tel: 612-303-8266
FOR IMMEDIATE RELEASE
Piper Jaffray Companies Announces
Second Quarter Results
MINNEAPOLIS – July 16, 2008 – Piper Jaffray Companies (NYSE: PJC) today announced a net loss from continuing operations of $5.1 million, or $0.32 per share, for the quarter ended June 30, 2008. Results from continuing operations in the year-ago period were net income of $10.4 million, or $0.58 per diluted share, and in the first quarter of 2008, a net loss of $3.4 million, or $0.22 per share.
For the second quarter of 2008, continuing operations generated net revenues of $94.9 million, down 23 percent from $122.6 million for the second quarter of 2007 and down 1 percent from the first quarter of 2008.
For the first six months of 2008, the company recorded a net loss from continuing operations of $8.5 million, or $0.53 per share, compared to net income from continuing operations of $25.1 million, or $1.40 per diluted share, for the year-ago period. Net revenues of $190.6 million year-to-date represent a 27 percent decrease over the same period last year mainly driven by lower investment banking revenues.
“We are disappointed to report a loss in the second quarter, which was primarily driven by very challenging market conditions for IPOs and M&A transactions. Partially mitigating the weakness in investment banking, was strong performance in institutional brokerage, particularly fixed income,” said Chairman and Chief Executive Officer Andrew S. Duff. “We now believe that the current capital markets downturn will continue through the rest of 2008 and could extend into 2009. We are carefully managing our business with the goal of establishing a stronger market position once the market cycle corrects. At the same time, we are evaluating the appropriate actions to position our firm for a more prolonged market downturn.”

Results of Continuing Operations
Second Quarter

Net Revenues

Investment Banking
For the second quarter of 2008, total investment banking revenues were $35.3 million, down 54 percent and 42 percent, compared to the second quarter of 2007 and the first quarter of 2008, respectively.
•	Equity financing revenues were $8.7 million, down 78 percent compared to the year-ago period and down 47 percent compared to the first quarter of 2008. The weak performance was driven by significantly lower activity within the sectors that the company participates.

•	Advisory services revenues were $11.3 million, down 4 percent compared to the year-ago period. Revenues decreased 56 percent compared to the first quarter of 2008, mainly resulting from fewer completed U.S. transactions.

•	Debt financing revenues were $15.3 million, down 39 percent compared to the second quarter of 2007, primarily due to a lower average spread on completed public finance transactions. Debt financing revenues declined 21 percent compared to the first quarter of 2008, mainly due to lower interest rate product revenues and lower taxable debt revenues.
The following is a recap of the company’s completed deal information for the second quarter of 2008:
•	9 equity financings raising capital of $1.5 billion. Of the completed transactions, 3 were U.S. public offerings.

•	9 merger and acquisition transactions with an aggregate enterprise value of $600 million. The number of deals and the enterprise value include disclosed and undisclosed transactions.

•	97 tax-exempt issues with a total par value of $2.5 billion.
Institutional Sales and Trading
For the quarter ended June 30, 2008, institutional sales and trading generated revenues of $56.1 million, up 23 percent and 68 percent compared to the same quarter last year and the first quarter of 2008, respectively.
•	Equities sales and trading revenues were $35.3 million, up 23 percent and 13 percent from the year-ago period and the first quarter of 2008, respectively. The stronger results were mainly driven by solid performance in U.S. equities and improved results from proprietary trading strategies.

•	Fixed income sales and trading revenues were $20.8 million, up 22 percent compared to the year-ago period and a strong rebound from the weak performance in the first quarter of 2008. Compared to the year-ago period, the increased revenues were driven by higher municipal revenues, offset in part by lower high yield and structured products results. Compared to the sequential first quarter, the increased revenues were primarily driven by significantly improved performance in the municipal business and high yield and structured products.
Asset Management
For the quarter ended June 30, 2008, asset management revenues were $4.7 million. In the prior-year period, the company had nominal asset management revenues. Revenues rose 18 percent compared to the sequential first quarter, mainly due to a loss recorded in that period related to the Goldbond asset management business, which the company has now exited.

Non-Interest Expenses
For the second quarter of 2008, compensation and benefits expense was $65.9 million, down 8 percent compared to the prior-year period and up 1 percent compared to the first quarter of 2008. Compensation expense included a $2.8 million charge related to additional severance actions taken in the second quarter. The compensation ratio for the second quarter was 69.4 percent, up from 58.5 percent in the year-ago period, mainly due to the severance charge and fixed compensation costs, over a lower revenue base. The compensation ratio increased from 68.2 percent in the first quarter of 2008.
Non-compensation expenses were $43.3 million for the current quarter, up 21 percent and 24 percent, compared to the year-ago period and the sequential first quarter, respectively. The increases were due in large part to litigation-related expenses. In addition, the firm experienced a higher number of deals that were not completed, causing it to write off certain travel expenses and legal fees associated with those deals.
For the second quarter of 2008, pre-tax operating margin from continuing operations was negative 15.1 percent, compared to positive 12.4 percent in the year-ago period. The decline was driven by lower revenues due to weaker capital markets and higher non-compensation expenses. Pre-tax operating margin was negative 4.6 percent in the first quarter of 2008.
Additional Shareholder Information

	As of June 30, 2008	As of Mar. 31, 2008	As of June 30, 2007
Full time employees:	1,246	1,224	1,095
FAMCO AUM	$8.1 billion	$8.3 billion	$9.1 billion
Shareholders’ equity:	$924 million	$916 million	$947 million
Annualized Return on Average Tangible Shareholders’ Equity[1]	(2.4)%	(2.3)%	5.3%
Book value per share:	$57.41	$57.11	$55.46
Tangible book value per share:	$38.73	$38.33	$41.86

[1]	Tangible shareholders’ equity equals total shareholders’ equity less goodwill and identifiable intangible assets. Annualized return on average tangible shareholders’ equity is computed by dividing annualized net earnings by average monthly tangible shareholders’ equity. Management believes that annualized return on tangible shareholders’ equity is a meaningful measure of performance because it reflects the tangible equity deployed in our businesses. This measure excludes the portion of our shareholders’ equity attributable to goodwill and identifiable intangible assets. The majority of our goodwill is a result of the 1998 acquisition of our predecessor company, Piper Jaffray Companies Inc., and its subsidiaries by U.S. Bancorp. The following table sets forth a reconciliation of shareholders’ equity to tangible shareholders’ equity. Shareholders’ equity is the most directly comparable GAAP financial measure to tangible shareholders’ equity.

	Average for the
	Three Months Ended	Three Months Ended	As of
(Dollars in thousands)	June 30, 2008	June 30, 2007	June 30, 2008
Shareholders’ equity	$918,944	$938,091	$923,886

Deduct: Goodwill and identifiable intangible assets	300,965	232,434	300,638

Tangible shareholders’ equity	$617,979	$705,657	$623,248

Conference Call
Andrew S. Duff, chairman and chief executive officer, and Debbra L. Schoneman, chief financial officer, will host a conference call to discuss first quarter results on Wednesday, July 16 at 9 a.m. ET (8 a.m. CT). The call can be accessed via live audio webcast available through the company’s web site at www.piperjaffray.com or by dialing (866) 244-9933, or (706) 758-0864 internationally, and referring to conference ID 54396231 and the leader’s name, Andrew Duff. Callers should dial in at least 15 minutes early to receive instructions. A replay of the conference call will be available beginning at approximately 11 a.m. ET on July 16, 2008 at the same web address or by calling (800) 642-1687, or (706) 645-9291 internationally.
About Piper Jaffray
Piper Jaffray Companies is a leading, international middle-market investment bank and institutional securities firm, serving the needs of middle market corporations, private equity groups, public entities, nonprofit clients and institutional investors. Founded in 1895, Piper Jaffray provides a comprehensive set of products and services, including equity and debt capital markets products; public finance services; mergers and acquisitions advisory services; high-yield and structured products; institutional equity and fixed-income sales and trading; and equity and high-yield research. With headquarters in Minneapolis, Piper Jaffray has 25 offices across the United States and international locations in London, Shanghai and Hong Kong. Piper Jaffray & Co. is the firm’s principal operating subsidiary. (NYSE: PJC)

(http://www.piperjaffray.com)
Cautionary Note Regarding Forward-Looking Statements
This press release and the conference call to discuss the contents of this press release contain forward-looking statements. Statements that are not historical or current facts, including statements about beliefs and expectations, are forward-looking statements and are subject to significant risks and uncertainties that are difficult to predict. These forward-looking statements cover, among other things, statements made about general economic and market conditions, our current deal pipelines, the environment and prospects for capital markets transactions and activity, management expectations, anticipated financial results, the expected benefits of acquisitions, expectations regarding the size of inventory positions for certain municipal products, or other similar matters. These statements involve inherent risks and uncertainties, both known and unknown, and important factors could cause actual results to differ materially from those anticipated or discussed in the forward-looking statements including (1) market and economic conditions or developments may be unfavorable, including in specific sectors in which we operate, and these conditions or developments (including market fluctuations or volatility) may adversely affect the environment for capital markets transactions and activity and our business and profitability, (2) the volume of anticipated investment banking transactions as reflected in our deal pipelines (and the net revenues we earn from such transactions) may differ from expected results if any transactions are delayed or not completed at all or if the terms of any transactions are modified, (3) acquisitions may not yield the benefits we anticipate or yield them within expected timeframes, (4) we may not be able to compete successfully with other companies in the financial services industry, (5) an inability to readily divest or transfer inventory positions of certain municipal products may result in future inventory levels that differ from management’s expectations and potential financial losses from a decline in value of illiquid positions, and (6) the other factors described under “Risk Factors” in Part I, Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2007 and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Part II, Item 7 of our Annual Report on Form 10-K for the year ended December 31, 2007, and updated in our subsequent reports filed with the SEC (available at our Web site at www.piperjaffray.com and at the SEC Web site at www.sec.gov). Forward-looking statements speak only as of the date they are made, and readers are cautioned not to place undue reliance on them. We undertake no obligation to update them in light of new information or future events.
© 2008 Piper Jaffray & Co., 800 Nicollet Mall, Suite 800, Minneapolis, Minnesota 55402-7020
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Piper Jaffray Companies
Preliminary Unaudited Results of Operations

	Three Months Ended			Percent Inc/(Dec)		Six Months Ended
	Jun. 30,	Mar. 31,	Jun. 30,	2Q ’08	2Q ’08	Jun. 30,	Jun. 30,	Percent
(Amounts in thousands, except per share data)	2008	2008	2007	vs. 1Q ’08	vs. 2Q ’07	2008	2007	Inc/(Dec)
Revenues:
Investment banking	$32,184	$55,265	$74,872	(41.8)%	(57.0)%	$87,449	$158,605	(44.9)%
Institutional brokerage	51,196	29,812	38,597	71.7	32.6	81,008	80,291	0.9
Interest	13,114	15,159	13,816	(13.5)	(5.1)	28,273	31,226	(9.5)
Asset management	4,697	3,973	72	18.2	N/M	8,670	199	N/M
Other income/(loss)	(460)	(1,600)	(364)	(71.3)	26.4	(2,060)	324	N/M

Total revenues	100,731	102,609	126,993	(1.8)	(20.7)	203,340	270,645	(24.9)

Interest expense	5,826	6,878	4,417	(15.3)	31.9	12,704	11,119	14.3

Net revenues	94,905	95,731	122,576	(0.9)	(22.6)	190,636	259,526	(26.5)

Non-interest expenses:
Compensation and benefits	65,885	65,251	71,707	1.0	(8.1)	131,136	151,823	(13.6)
Occupancy and equipment	8,133	8,110	8,849	0.3	(8.1)	16,243	16,571	(2.0)
Communications	5,869	6,739	5,997	(12.9)	(2.1)	12,608	12,256	2.9
Floor brokerage and clearance	3,899	2,654	4,176	46.9	(6.6)	6,553	7,691	(14.8)
Marketing and business development	7,381	6,096	6,380	21.1	15.7	13,477	12,061	11.7
Outside services	11,431	8,817	9,122	29.6	25.3	20,248	16,439	23.2
Other operating expenses	6,603	2,474	1,194	166.9	N/M	9,077	4,950	83.4

Total non-interest expenses	109,201	100,141	107,425	9.0	1.7%	209,342	221,791	(5.6)%

Income/(loss) from continuing operations before income tax expense/(benefit)	(14,296)	(4,410)	15,151	224.2	N/M	(18,706)	37,735	N/M

Income tax expense/(benefit)	(9,223)	(973)	4,774	N/M	N/M	(10,196)	12,636	N/M

Net income/(loss) from continuing operations	(5,073)	(3,437)	10,377	47.6	N/M	(8,510)	25,099	N/M

Income/(loss) from discontinued operations, net of tax	1,439	—	(1,051)	N/M	N/M	1,439	(2,355)	N/M

Net income/(loss)	$(3,634)	$(3,437)	$9,326	5.7%	N/M	$(7,071)	$22,744	N/M

Earnings per basic common share
Income/(loss) from continuing operations	$(0.32)	$(0.22)	$0.61	45.5%	N/M	$(0.53)	$1.47	N/M
Income/(loss) from discontinued operations	0.09	—	(0.06)	N/M	N/M	0.09	(0.14)	N/M

Earnings per basic common share	$(0.23)	$(0.22)	$0.55	4.5%	N/M	$(0.44)	$1.33	N/M

Earnings per diluted common share
Income from continuing operations	N/A	N/A	$0.58	N/M	N/M	N/A	$1.40	N/M
Loss from discontinued operations	N/A	—	(0.06)	N/M	N/M	N/A	(0.13)	N/M

Earnings per diluted common share	N/A (1)	N/A (1)	$0.52	N/M	N/M	N/A (1)	$1.27	N/M
Weighted average number of common shares outstanding
Basic	16,072	15,829	17,073	1.5%	(5.9)%	15,951	17,072	(6.6)%
Diluted	16,709	16,634	17,919	0.5%	(6.8)%	16,671	17,969	(7.2)%

N/M — Not meaningful

N/A — Not applicable

(1) In accordance with SFAS 128, earnings per diluted common share is not calculated in periods a loss is incurred.

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Piper Jaffray Companies
Preliminary Unaudited Revenues From Continuing Operations (Detail)

	Three Months Ended			Percent Inc/(Dec)		Six Months Ended
	Jun. 30,	Mar. 31,	Jun. 30,	2Q ’08	2Q ’08	Jun. 30,	Jun. 30,	Percent
(Dollars in thousands)	2008	2008	2007	vs. 1Q ’08	vs. 2Q ’07	2008	2007	Inc/(Dec)
Investment banking
Financing
Equities	$8,705	$16,518	$40,075	(47.3)%	(78.3)%	$25,223	$80,785	(68.8)%
Debt	15,297	19,370	25,194	(21.0)	(39.3)	34,667	45,163	(23.2)
Advisory services	11,256	25,325	11,706	(55.6)	(3.8)	36,581	36,582	—

Total investment banking	35,258	61,213	76,975	(42.4)	(54.2)	96,471	162,530	(40.6)

Institutional sales and trading
Equities	35,345	31,180	28,735	13.4	23.0	66,525	59,857	11.1
Fixed income	20,804	2,339	17,116	N/M	21.5	23,143	36,285	(36.2)

Total institutional sales and trading	56,149	33,519	45,851	67.5	22.5	89,668	96,142	(6.7)

Asset management	4,697	3,973	72	18.2	N/M	8,670	199	N/M

Other income/(loss)	(1,199)	(2,974)	(322)	(59.7)	272.4	(4,173)	655	N/M

Net revenues	$94,905	$95,731	$122,576	(0.9)%	(22.6)%	$190,636	$259,526	(26.5)%

N/M — Not meaningful

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Piper Jaffray Companies
Selected Municipal Securities Information

	Market Value
	Mar. 31,	Jun. 30,	Jul. 14,
	2008	2008	2008
Selected Trading Securities Information:
Variable Rate Demand Notes	$135.5	$43.2	$62.9

Auction Rate Municipal Securities	$249.7	$85.0	$50.3